Exhibit 5.1

Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

July 30, 2014

Diana Containerships Inc.
Pendelis 18
175 64 Palaio Faliro
Athens, Greece

                           Re:             Diana Containerships Inc.

Ladies and Gentlemen:

We have acted as counsel to Diana Containerships Inc. (the "Company") in connection with the preparation of the Company's registration statement on Form F-3 (such registration statement as amended or supplemented from time to time) (the "Registration Statement") with respect to 37,153,386 shares of the Company's common stock, including preferred stock purchase rights (the "Preferred Stock Purchase Rights"), par value $0.01 per share (the "Shares"), to be offered by the selling shareholders (the "Selling Shareholders") identified in the Registration Statement (the "Offering").
We have examined originals or copies, certified or otherwise identified to our satisfaction, of:  (i) the Registration Statement; (ii) the prospectus of the Company included in the Registration Statement (the "Prospectus"); (iii) the agreement pursuant to which the Company is obligated to file the Registration Statement for the benefit of the Selling Shareholders; (iv) the Stockholders Rights Agreement dated as of August 2, 2010, as amended on July 28, 2014 (the "Rights Agreement"); and (v) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.  In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents.  As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors and officers of the Company and others.
Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the Republic of the Marshall Islands, the Shares have been duly authorized and are validly issued, fully paid and non-assessable.
Furthermore, based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the State of New York, the Preferred Stock Purchase Rights constitute binding obligations of the Company in accordance with the terms of the Rights Agreement.
This opinion is limited to the laws of the State of New York and the laws of the Republic of the Marshall Islands as in effect on the date hereof.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings "Legal Matters" in the Prospectus, without admitting we are "experts" within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP